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                                                                     EXHIBIT 4.1

                                 AMENDMENT NO. 1

                                       TO

                                RIGHTS AGREEMENT

         THIS AMENDMENT No. 1 (the "Amendment"), dated as of November 25, 1997 is between Cruise America, Inc., a Florida corporation (the "Company"), and ChaseMellon Shareholder Services, LLC (formerly Mellon Securities Trust Company), as rights agent (the "Rights Agent").

                                    RECITALS

         A. The Company and the Rights Agent are parties to a Rights Agreement dated as of March 8, 1989 (the "Rights Agreement").

         B. Budget Group, Inc., a company formed under the laws of Delaware ("Parent"), CA Acquisition Corporation, a Florida corporation and a wholly-owned subsidiary of Parent ("Sub"), and the Company propose to enter into a Plan and Agreement of Merger dated as of November 25, 1997 (the "Merger Agreement") pursuant to which Sub will be merged with and into the Company, with the Company as the surviving corporation (the "Merger").

         C. Pursuant to Section 26 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable, and the Company and the Rights Agent desire to evidence such amendment in writing.

         Accordingly, the parties agree as follows:

         1. AMENDMENT OF SECTION 1(A). Section 1(a) of the Rights Agreement is amended by inserting the following at the end of Section 1(a):

         "Notwithstanding anything in this Rights Agreement to the contrary neither Budget Group, Inc., a company formed under the laws of Delaware ("Parent"), CA Acquisition Corporation, a Florida corporation and wholly owned subsidiary of Parent ("Sub"), nor any Affiliate or Associate of Parent or Sub, shall be deemed to be an Acquiring Person by virtue of either: (i) the Irrevocable Proxy Agreements to be entered into as November 25, 1997 by and between Parent and each of Robert A. Smalley, Robert A. Smalley, Jr., Randall S. Smalley and Sally Smalley DiLucente (the "Proxy Agreements"); or (ii) the Plan and Agreement of Merger, to be entered into as of November 25, 1997, between the Company, Parent and Sub, as it may be amended or supplemented from time to time in




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         accordance with its terms (the "Merger Agreement" and together with the
         Proxy Agreements, sometimes hereinafter the "Acquisition Agreements"), or by virtue of consummation of any of the transactions contemplated by the Acquisition Agreements."

         2. AMENDMENT TO SECTION 1(P). Section 1(p) of the Rights Agreement is hereby amended in its entirety as follows:

                  "(p) "Final Expiration Date" means the earlier to occur of (x) the "Effective Time," as such term is defined in the Merger Agreement (as defined in Section 1(a)) or (y) the close of business on March 8, 1999."

         3. AMENDMENT OF SECTION 1(C)(C). Section 1(c)(c) of the Rights Agreement is amended by adding the following sentence at the end thereof:

         "Notwithstanding the foregoing or anything in this Rights Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred by virtue of the execution and delivery of the Acquisition Agreements or consummation of the transactions contemplated thereby."

         4. AMENDMENT OF SECTION 13(D). Section 13(d) of the Rights Agreement is hereby amended by inserting the following sentence as the penultimate sentence thereof:

         "Notwithstanding the foregoing, this Section 13 shall not apply to the Merger or as a result of the execution and delivery of the Acquisition Agreements or the consummation of the transactions contemplated thereby."

         5. EFFECTIVENESS. This Amendment shall be deemed effective as of November 25, 1997 as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         6. MISCELLANEOUS. This Amendment shall be deemed to be a contract made under the laws of the State of Florida and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.



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         EXECUTED as of the date first set forth above.

                                  Cruise America, Inc.,
Attest:                           a Florida corporation

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Name:                             Name:
Title:                            Title:

                                  ChaseMellon Shareholder Services, LLC
                                  (formerly Mellon Securities Trust
                                  Company), as Rights Agent

Attest:



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Name:                             Name:
Title:                            Title:








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